Exhibit 99.2

RESIGNATION OF DIRECTOR

September 12, 2020

Boards of Directors

INVO Bioscience, Inc.

To whom it may concern:

I tender my resignation as a director of INVO Bioscience, Inc. effective immediately.

My resignation is not because of any disagreements with INVO Bioscience, Inc. on matters relating to its operations, policies and practices.

Thank you in advance for your prompt attention to this matter.

Sincerely yours,

/s/ Michael Campbell

Michael Campbell